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                                                                      EXHIBIT 99


CONTACTS:  Alan Hall                J. Russell Worsham         Gil Schwartz
           Gaylord Entertainment    Gaylord Entertainment      CBS Corporation
           (615) 316-6551           (615) 316-6564             (212) 975-2121

FOR IMMEDIATE RELEASE

CBS CORPORATION TO ACQUIRE KTVT-TV IN DALLAS-FORT WORTH FROM GAYLORD ENTERTAINMENT COMPANY FOR $485 MILLION IN CBS STOCK

NASHVILLE, TN, April 12, 1999 -- Gaylord Entertainment Company (NYSE:GET) and CBS Corporation (NYSE:CBS) have entered into a definitive agreement whereby CBS will acquire Gaylord Entertainment's entire interest in the entities that own KTVT-TV in Dallas-Fort Worth in exchange for $485 million of CBS common stock, officials of both companies announced today. The transaction is intended to be tax free.

KTVT, located in the nation's 7th-largest television market, was purchased by Gaylord Entertainment in 1963 and operated as an independent station until becoming a CBS affiliate in July 1995.

"The sale of KTVT is good for all of the parties involved," said Gaylord Entertainment President and Chief Executive Officer Terry London. "We have achieved a good value for our shareholders, and as part of our agreement, we will receive $1 million of advertising time on the station annually over the next 10 years. At the same time, the synergies created by KTVT becoming part of CBS' large group of Owned-and-operated stations and the potential benefits created by the addition of a television station to its portfolio of other media properties within the Dallas-Fort Worth market present great upside potential for the station, for CBS and for viewers."

"Our strategy is to concentrate our media ownership in the largest advertising markets in the nation - that's where the people are, that's where the advertising revenue is, and that's where CBS wants to be," said Mel Karmazin, President and Chief Executive Officer, CBS Corporation. "Major market VHF television stations, particularly in the nation's top 10 markets, are the most scarce assets in this business. This acquisition allows a very rare opportunity to expand our TV holdings into a growth market in which CBS already has a significant media position. We believe that KTVT, working with our radio stations, will be able to improve its competitive position and serve the citizens of Dallas-Fort Worth with sports, news, entertainment and information in a way that is unequalled by any other media company. The acquisition will also help enhance the CBS Television Network, which will benefit from a strong Owned-and-operated station in a market that serves nearly two percent of the nation's population."

"The station has served as a tremendous marketing force for our various entertainment and hospitality businesses - including country music, Christian music and the Opryland Hotel in Nashville," said London. "Under our agreement, we will retain access to this key media outlet, allowing us to continue to promote our remaining businesses as well as new ventures such as the Opryland Hotel - Texas to Dallas-Fort Worth consumers."

"The sale also further strengthens Gaylord Entertainment's balance sheet and generates substantial additional capital which we can use to invest in growing our core hospitality, entertainment and cable businesses, to accelerate our Internet development activities, and to seek strategic acquisitions.

"KTVT is staffed by dedicated broadcasting professionals, and we are proud of the job they do. They serve their community extremely well, and I expect that to continue as they become CBS employees."



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KTVT
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KTVT's Channel 11 News Team has been recognized more than any other television news operation in the area, winning three Emmys in both 1997 and 1998, and more than 150 awards of excellence overall. In addition, KTVT locally produces a daily one-hour entertainment program entitled Positively Texas! and owns such popular syndication properties as ER and Walker, Texas Ranger.

The sale of these entities is expected to result in a gain, after recording deferred taxes, of approximately $280 million, or $8.45 per diluted share, to be recorded by Gaylord Entertainment upon the consummation of the transaction.

The transaction is subject to several conditions, including approvals from the Federal Communications Commission and other regulatory agencies. The value of the CBS stock to be received by Gaylord Entertainment is fixed at $485 million. The number of shares to be issued will be based upon the average closing price of CBS stock during a fifteen-day period that ends three days prior to the closing of the transaction. There are no upper or lower limits on the number of CBS shares to be received by Gaylord Entertainment. The transaction is expected to close by year-end.

Gaylord Entertainment Company is a diversified entertainment company operating in three business segments: hospitality and attractions, broadcasting and music, and cable networks. Among its properties are the Opryland Hotel, WSM Radio and the Grand Ole Opry, Acuff-Rose Music Publishing, Word Entertainment, Z Music Television, CMT International, Wildhorse Saloon and the Ryman Auditorium.

CBS Corporation, the world's largest pure-play media company, is comprised of the CBS Television Network, with programming operations in Entertainment, News, Sports, Syndication and New Media - including CBS.com and Country.com, as well as stakes in SportsLine USA, Inc. and MarketWatch.com, Inc.; the CBS Television Stations Division, with 14 CBS Owned television stations, seven of which are in the Top 10 markets; CBS Cable, with two country networks, and its regional sports operations; and more than an 80% stake in Infinity Broadcasting Corporation, which includes 160 radio stations and TDI, the Company's outdoor business. CBS Corporation recently announced a definitive merger agreement with King World Productions Inc. (NYSE:KWP), distributors of "The Oprah Winfrey Show," "Wheel of Fortune," "Jeopardy" and "The Hollywood Squares." That transaction is expected to close at mid-1999.

(Note: This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Litigation Reform Act of 1995, include risks and uncertainties. Readers are hereby cautioned that these statements may be affected by important factors set forth in Gaylord Entertainment's filings with the Securities and Exchange Commission, and consequently, actual results may differ materially from the anticipated results described herein. Factors that might cause such a difference include, but are not limited to, the ability of Gaylord Entertainment and CBS to meet all the conditions to the closing of the agreement and consummate the transactions contemplated thereunder, uncertainties related to the receipt of approvals from the Federal Communications Commission and other regulatory agencies and the ability to invest any proceeds in a manner consistent with the Company's strategies.)